Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Inducement Non-Qualified Stock Option Agreement for Paul Gonsalves and the Employee Inducement Restricted Stock Unit Agreement for Paul Gonsalves of Orthofix Medical Inc. of our reports dated February 24, 2020, with respect to the consolidated financial statements of Orthofix Medical Inc. and the effectiveness of internal control over financial reporting of Orthofix Medical Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

September 11, 2020